UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On October 10 through October 14 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016.  In connection with the pre-installments, the Company issued 18,946 shares of common stock upon the conversion of $37,600 principal amount of 2015 Notes at a conversion price of $1.98 per share.

On October 10 through October 14 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price.  In connection with the voluntary reduction, the Company issued 17,764,915 shares of common stock upon the conversion of $1,075,142 principal amount of 2015 Notes at a conversion price between $0.07 and $0.04 per share.

On October 10 through October 14 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal.  In connection with the voluntary reduction and the removal of the deferral option, the Company issued 10,246,241 shares of common stock upon to make permanent the previously converted amount of $562,500 principal amount of 2015 Notes at a conversion price between $0.07 and $0.04 per share.

As of October 14, 2016 a total principal amount of $12,311,920 of the 2015 Notes has been permanently converted into shares of common stock and a principal amount of $4,654,742 has been converted that is subject to deferrals. $5,133,338 principal remains to be converted, subject to deferrals. A total of $14.8 million of the proceeds from the 2015 Notes has been released to the Company including $4.6 million at closing and $10.2 million from the restricted cash accounts. $3.6 million remains in the restricted accounts to be released to the Company on November 1, 2016 per the terms of the exchange agreement dated October 2, 2016.

The Company previously filed an 8-K on October 7, 2016 and reported 17,013,483 shares outstanding therefore as of October 14, 2016 there are 45,043,585 shares of common stock issued and outstanding.

Item 3.03 Material Modifications to Rights of Security Holders

In connection with the voluntary reduction using the alternate conversion price in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the alternate conversion price of the 2015 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of October 14, 2016, the Company had outstanding Class A Warrants to purchase 52 shares and Class B Warrants to purchase 33 shares of common stock of the Company. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, during the period of October 10 through October 14, 2016, the exercise price for the Class A and Class B Warrants was adjusted from $0.16 to $0.04 per share of common stock.

Common Stock Warrants

As of October 14, 2016, the Company had outstanding certain common stock warrants to purchase 2 shares of common stock of the Company.  As a result of the Conversions, during the period of October 10 through October 14, 2016, the exercise price for certain Common Warrants was adjusted from $0.16 to $0.04 per share of common stock.

Series B Warrants

As of October 14, 2016, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company. The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series B Warrants.  Therefore, during the period of October 10 through October 14, 2016, the exercise price for the Series B Warrants was adjusted from 147,944 to $127,435 per share of common stock.

Series G Warrants

As of October 14, 2016, the Company had outstanding Series G Warrants to purchase 38,438 shares of common stock of the Company. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, during the period of October 10 through October 14, the exercise price for the Series G Warrants was adjusted from $0.16 to $0.04 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: October 14, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer